SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  Schedule 13G


                    Under the Securities Exchange Act of 1934



                         CHAMPION COMMUNICATION SERVICES
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                   157901-10-9
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement . (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class. [ ] (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))

                                Page 1 of 5 Pages

CUSIP No. 157901-10-9               Schedule 13G               Page 2 of 5 Pages




--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON                            Albert F. Richmond
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON




--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]

                                                             (b) [ ]


--------------------------------------------------------------------------------
3         SEC USE ONLY




--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION


                                        USA

--------------------------------------------------------------------------------
                              5        SOLE VOTING POWER

         NUMBER OF                                         1,720,000
           SHARES             --------------------------------------------------
        BENEFICIALLY          6        SHARED VOTING POWER
          OWNED BY
            EACH                                           0
         REPORTING            --------------------------------------------------
        PERSON WITH           7         SOLE DISPOSITIVE POWER

                                                           1,720,000
                              --------------------------------------------------
                              8         SHARED DISPOSITIVE POWER

                                                           1,720,000
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                           1,720,000


--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                           28.18%


--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

                                                           IN


--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 157901-10-9              Schedule 13G                Page 3 of 5 Pages



--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON                                Linda Richmond
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON




--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]

                                                             (b) [ ]


--------------------------------------------------------------------------------
3         SEC USE ONLY




--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION


                                        USA

--------------------------------------------------------------------------------
                              5        SOLE VOTING POWER

         NUMBER OF                                         0
           SHARES             --------------------------------------------------
        BENEFICIALLY          6        SHARED VOTING POWER
          OWNED BY
            EACH                                           1,720,000
         REPORTING            --------------------------------------------------
        PERSON WITH           7         SOLE DISPOSITIVE POWER

                                                           0
                              --------------------------------------------------
                              8         SHARED DISPOSITIVE POWER

                                                           1,720,000
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                           1,720,000


--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                           28.18%


--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

                                                           IN


--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 157901-10-9             Schedule 13G                 Page 4 of 5 Pages


Item 1 (a)        Name of Issuer:
                  --------------

                  Champion Communication Services, Inc.

Item 1 (b)        Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------

                  1610 Woodstead Court, Suite 300
                  The Woodlands, Texas  77380

Item 2 (a)        Name of Person Filing:
                  ---------------------

                  Albert F. Richmond and Linda Richmond

Item 2 (b)        Address of Principal Business Office or, if none, Residence:
                  -----------------------------------------------------------

                  1610 Woodstead Court, Suite 300
                  The Woodlands, Texas  77380

Item 2 (c)        Citizenship:
                  -----------

                  Both Mr. and Mrs. Richmond are United States citizens.

Item 2 (d)        Title of Class of Securities:
                  ----------------------------

                  Common Stock, par value $.01

Item 2 (e)        CUSIP No.:
                  ---------

                  157901-10-9

Item 3.           Not Applicable.

Item 4.           Ownership.
                  ---------

Item 4 (a)        Amount Beneficially Owned:
                  -------------------------

                  Mr. and Mrs. Richmond own 1,720,000 shares as joint tenant with right of survivorship.

Item 4 (b)        Percent of Class:
                  ----------------

                  28.18%

CUSIP No. 157901-10-9              Schedule 13G                Page 5 of 5 Pages


Item 4 (c)        Number of Shares as to Which Such Person Has:
                  --------------------------------------------

                  (i)     Sole power to vote or to direct the vote:    -0-

                  (ii)    Shared power to vote or to direct the vote:  1,720,000

                  (iii)   Sole power to dispose or to direct the
                          disposition of:                              -0-

                  (iv)    Shared power to dispose or to direct the
                          disposition of:                              1,720,000

Item 5.           Ownership of Five Percent or Less of a Class.
                  --------------------------------------------

                  Not Applicable.

Item 6.           Ownership of  More  than Five  Percent  on Behalf  of  Another
                  --------------------------------------------------------------
                  Person.
                  ------

                  Not Applicable.

Item 7.           Identification  and  Classification  of the  Subsidiary  Which
                  --------------------------------------------------------------
                  Acquired the Security Being Reported  on by the Parent Holding
                  --------------------------------------------------------------
                  Company.
                  -------

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.
                  ---------------------------------------------------------

                  Not Applicable.

Item 9.           Notice of Dissolution of Group.
                  ------------------------------

                  Not Applicable.

Item 10.          Certification.
                  -------------

                  Not Applicable.

CUSIP No. 157901-10-9                 Schedule 13G             Page 6 of 5 Pages

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                          February 16, 1998
                                                          ----------------------
                                                                 Date



                                                          /s/ Albert F. Richmond
                                                          ----------------------
                                                              Albert F. Richmond




                                                          /s/ Linda Richmond
                                                          ----------------------
                                                              Linda Richmond